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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-33499(relating to $250,000,000 of Senior Notes due 2007) of Riverwood Holding, Inc. on Form S-4 of our report dated March 17, 1997, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



    Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Riverwood Holding, Inc., listed as Schedule II. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statement taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

Atlanta, Georgia


October 1, 1997